EXHIBIT 3.1(d)
ROSS MILLER
Secretary of State
[SEAL] 204 North Carson Street, Suite 1
Carson City. Nevada 89701-4529
(775) 684 5708
Website: www.nvsos.gov
Certificate of Change Pursuant
to NRS 78.209
Certificate of change filed Pursuant to NRS 78.209
For Nevada Profit Corporations
1. Name of corporation: Endeavour International Corporation
2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.
3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
450,000,000 shares of common stock, par value $0.001.
10,000,000 shares of preferred stock, par value $0.001.
4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
64,285,714 shares of common stock, par value $0.001.
10,000,000 shares of preferred stock, par value $0.001.
5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
One share of common stock will be issued after the change in exchange for each seven shares issued shares of common stock.
6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
All fractional share interest will be rounded up to the next whole share.
7. Effective date of filing: (optional)           November 17, 2010

8. Signature: (required)	/s/ Andrea Quinlan	Corporate Secretary
	Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filling to be rejected.